Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155770

Prospectus Supplement

(To Prospectus dated November 28, 2008)

VENTAS, INC.

DISTRIBUTION REINVESTMENT AND STOCK PURCHASE PLAN

This prospectus supplement supplements the prospectus of Ventas, Inc. dated November 28, 2008 (which we refer to in this prospectus supplement as the prospectus), relating to Ventas, Inc.’s Distribution Reinvestment and Stock Purchase Plan. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

This prospectus supplement contains a revised Schedule A to the prospectus. The revised Schedule A to the prospectus restates in its entirety the Schedule A previously included as part of the prospectus. The revised Schedule A sets forth the expected dates relating to common share distribution reinvestments and optional cash payments under the Plan for 2010, as such dates are described in the prospectus.

The date of this Prospectus Supplement is December 7, 2009.

SCHEDULE A

2010

COMMON SHARE DISTRIBUTION REINVESTMENTS1

Discount Set Date	Record Date	Investment Date[2]
March 9	March 12	March 31
June 8	June 11	June 30
September 14	September 17	September 30
December 14	December 17	December 30

OPTIONAL CASH PAYMENTS

Threshold Price and Discount Set Date	Record Date and Optional Cash Payment Due Date	Pricing Period Commencement Date	Pricing Period Conclusion Date [3]

January 4	January 7	January 8	January 26
February 1	February 4	February 5	February 23
March 1	March 4	March 5	March 22
April 1	April 7	April 8	April 23
May 3	May 6	May 7	May 24
June 1	June 4	June 7	June 22
July 1	July 7	July 8	July 23
August 2	August 5	August 6	August 23
September 1	September 7	September 8	September 23
October 1	October 6	October 7	October 22
November 1	November 4	November 5	November 22
December 1	December 6	December 7	December 22

[1]

The dates indicated are those expected to be applicable under the Plan with respect to future distributions, if and when declared by the Board of Directors. The actual record and distribution payment dates will be determined by the Board of Directors.

[2]

The investment date (and pricing date) with respect to shares of common stock purchased directly from us will be the distribution payment date declared by the Board of Directors. The investment date with respect to shares of common stock purchased on the open market will typically be the distribution payment date, but will be no later than ten business days following the distribution payment date. See Question 11.

[3]	The pricing period conclusion date is also the investment date with respect to optional cash payments of $5,000 or less.

NEW YORK STOCK EXCHANGE HOLIDAYS

2010

New Year’s Day	January 1
Martin Luther King, Jr. Day	January 18
Washington’s Birthday/Presidents’ Day	February 15
Good Friday	April 2
Memorial Day	May 31
Independence Day	July 5 (observed)
Labor Day	September 6
Thanksgiving Day	November 25
Christmas	December 24 (observed)